EXHIBIT 23.3

Heaton & Company, PLLC

240 North East Promontory, Suite 200

Farmington, Utah 84025

Kristofer Heaton, CPA William R. Denney, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Valmie Resources, Inc.

We hereby consent to the incorporation of our report dated March 4, 2016, with respect to the financial statements of Valmie Resources, Inc. for the year ended November 30, 2015, in the Registration Statement of Valmie Resources, Inc. on Form S-1/A Amendment No. 1 to be filed on or about August 3, 2016. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC
Heaton & Company, PLLC Farmington, Utah August 3, 2016

240 N. East Promontory Suite 200 Farmington, Utah 84025 (T) 801.218.3523 heatoncpas.com